UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2019

AssetMark Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38980	30-0774039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1655 Grant Street, 10th Floor Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 521-2200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AMK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) – Employment Agreement with Charles Goldman (Chief Executive Officer)

On August 28, 2019, the Board of Directors (the “Board”) of AssetMark Financial Holdings, Inc. (the “Company”) approved, and the Company entered into, an amended and restated employment agreement (the “Employment Agreement”) with Mr. Charles Goldman, who abstained from voting thereon. Mr. Goldman is the Company’s President and Chief Executive Officer, and has served in this capacity since 2014 and as a member of the Board since 2013. The Employment Agreement is effective as of August 28, 2019 and supersedes the prior employment agreement by and between the Company and Mr. Goldman, dated October 31, 2016 (the “Prior Agreement”), which was filed as Exhibit 10.14 to the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission on June 24, 2019 (File No. 333-232312).

The Employment Agreement has an initial term of three years and will automatically renew for successive one-year periods thereafter unless Mr. Goldman or the Company provides written notice of non-renewal or enters into good-faith negotiations regarding renewing or entering into a new employment agreement, which notice or desire to commence negotiations must be provided at least 90 days prior to the end of the then-current term.

Under the terms of the Employment Agreement, Mr. Goldman’s initial base salary will be $750,000, subject to annual review by the Board. Mr. Goldman is eligible for an annual incentive bonus award with a target of 100% of his base salary based on the achievement of performance objectives set by the Board. In addition, Mr. Goldman is entitled to participate in the Company’s equity incentive programs. The provisions of the Employment Agreement regarding travel reimbursement, participation in welfare and retirement programs and life insurance remain substantially the same as in the Prior Agreement, and Mr. Goldman is also entitled to reimbursement for reasonable legal expenses incurred in connection with negotiating the Employment Agreement. The Company has further agreed to nominate Mr. Goldman for a position on the Board for so long as the Employment Agreement remains in effect.

The provisions of Mr. Goldman’s Employment Agreement regarding termination of his employment remain substantially the same as those of the Prior Agreement, except that (i) upon Mr. Goldman’s termination for “cause” or resignation without “good reason” (in each case, as defined in the Employment Agreement, which definitions are substantially unchanged from those in the Prior Agreement), or upon termination due to Mr. Goldman’s death or disability, any then-unvested restricted stock awards granted in connection with the Company’s initial public offering (the “IPO”) with respect to Mr. Goldman’s Class C Common Units in AssetMark Holdings LLC granted prior to the IPO will immediately vest; and (ii) upon termination of Mr. Goldman’s employment due to the expiration of the Employment Agreement as a result of the Company’s election not to renew such Employment Agreement or a failure by the Company and Mr. Goldman to agree on new employment terms following good-faith negotiations, Mr. Goldman will be entitled to a severance amount equal to 12 months of his base salary, a pro rata bonus for the year of termination (to the extent that the performance conditions for such bonus have been satisfied) and the monthly cost of COBRA coverage for 12 months.

In connection with the Employment Agreement, Mr. Goldman also executed a new Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company, dated as of August 28, 2019 and attached as Exhibit A to the Employment Agreement. Such agreement is on substantially the same terms as the prior Confidentiality, Non-Interference, and Invention Assignment Agreement, dated as of August 28, 2019, entered into by and between Mr. Goldman and the Company.

Except as described herein, the terms of the Employment Agreement are materially consistent with the terms of the Prior Agreement.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Item 9.01(d) – Exhibits

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement by and between the AssetMark Financial Holdings, Inc. and Charles Goldman, dated August 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AssetMark Financial Holdings, Inc.
Date: August 28, 2019	/s/ Charles Goldman
Charles Goldman President and Chief Executive Officer